Exhibit 5.1

STRICTLY CONFIDENTIAL AND PRIVILEGED
Maxim Group LLC 300 Park Avenue, 16th Floor New York, NY 10022 USA	Atrium | Parnassusweg 737 NL-1077 DG Amsterdam P.O. Box 94700 NL-1090 GS Amsterdam
Bank account (Stichting Derdengelden)
Iban: NL31 RABO 0103 3545 49
Swift/bic: RABONL2U

T	+31 (0)20 301 63 01
F	+31 (0)20 301 63 05
I	cms.law

Subject:	Mainz Biomed N.V. / Legal Opinion	3 October 2025

Dear Madam/Sir,

We have acted as Dutch legal counsel to Mainz Biomed N.V. of Amsterdam, the Netherlands (the “Company”) in respect of certain matters of Dutch law in connection with;

(i)	an equity distribution agreement entered into by the Company and Maxim Group LLC (the “Agent”) ”), dated 3 October 2025 (the “Sales Agreement”), pursuant to which the Company will issue and sell to the Agent ordinary shares in the capital of the Company of up to a maximum of $10,000,000 (the “Offering”); and

(ii)	the filing of a prospectus supplement with the United States Securities and Exchange Commission on or around 3 October 2025 (the “Prospectus Supplement”), covering a part of the Offering. According to the Board Resolution it is intended to offer and issue up to 4,500,000 ordinary shares in the capital of the Company in connection with the Offering (the “Placement Shares”).

All services are rendered under an agreement of instruction with CMS Derks Star Busmann N.V., with registered office in Amsterdam, the Netherlands. This agreement is subject to the General Conditions of CMS Derks Star Busmann N.V., which have been filed with the registrar of the District Court Amsterdam, the Netherlands, under no. 84/2020 and which contain a limitation of liability. These terms have been published on the website cms.law and will be provided upon request. CMS Derks Star Busmann N.V. is a company with limited liability under the laws of the Netherlands and is registered in the Netherlands with the trade register under no. 30201194 and in Belgium with the RPR Brussels under no. 0877.478.727. The VAT number of CMS Derks Star Busmann N.V. for the Netherlands is NL8140.16.479.B01 and for Belgium BE 0877.478.727.

CMS Derks Star Busmann is a member of CMS, the organisation of European law firms. In certain circumstances, CMS is used as a brand or business name of, or to refer to, some or all of the member firms or their offices. Further information can be found at www.cms.law.

CMS offices and associated offices: Aberdeen, Abu Dhabi, Algiers, Amsterdam, Antwerp, Barcelona, Beijing, Beirut, Belgrade, Bergen, Berlin, Bogotá, Bratislava, Bristol, Brussels, Bucharest, Budapest, Casablanca, Cologne, Dubai, Duesseldorf, Edinburgh, Frankfurt, Funchal, Geneva, Glasgow, Hamburg, Hong Kong, Istanbul, Johannesburg, Kyiv, Leipzig, Lima, Lisbon, Ljubljana, London, Luanda, Luxembourg, Lyon, Madrid, Manchester, Mexico City, Milan, Mombasa, Monaco, Munich, Muscat, Nairobi, Oslo, Paris, Podgorica, Poznan, Prague, Reading, Rio de Janeiro, Rome, Santiago de Chile, Sarajevo, Shanghai, Sheffield, Singapore, Skopje, Sofia, Stavanger, Strasbourg, Stuttgart, Tirana, Vienna, Warsaw, Zagreb and Zurich.

For the purpose of this legal opinion, we have examined and relied solely upon the following documents:

(a)	an electronically received copy of an extract relative to the Company, dated 3 October 2025 (the “Extract”) from the trade register (handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel) (the “Trade Register”);

(b)	an official copy (afschrift) of the notarial deed of incorporation (akte van oprichting) of the Company, dated 8 March 2021 (the “Deed of Incorporation”);

(c)	an official copy of the notarial deed of conversion, dated 9 November 2021 (the “Deed of Conversion”);

(d)	an official copy of the notarial deed of amendment of the articles of association of the Company, dated 3 December 2024 (the “Deed of Amendment”), containing the articles of association of the Company as of such date (the “Articles of Association”);

(e)	a written resolution of the board (het bestuur) of the Company, dated 3 October 2025 (the “Board Resolution”), containing a power of attorney (volmacht) granted by the Company and authorizing William Caragol, the Company’s chief financial officer, to execute the Sales Agreement and related documents on behalf of the Company (the “Power of Attorney”);

(f)	a written resolution of the general meeting (algemene vergadering) of the Company, dated 1 November 2021 (the “Shareholder Resolution”);

(g)	an electronically received copy of the Sales Agreement;

(h)	an electronically received copy of the Prospectus Supplement forwarded to us on 3 October 2025.

In connection with such examination and for the purpose of the opinions expressed herein we have assumed:

(i)	that the Company will duly sign a deed of issue to implement each issuance of Placement Shares;

(ii)	that at the time of the issuances of the Placement Shares, the Company’s authorized capital will be sufficient to allow for the issuances;

(iii)	that the Placement Shares will be validly paid up at the time of the issuances;

(iv)	that the Placement Shares, if and when issued, will be accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law);

(v)	the genuineness of all signatures on all original documents of the persons purported to have signed the same;

(vi)	each signature on each document is the original or electronic (as relevant) signature of the relevant stated person;

(vii)	the conformity to their originals of all documents submitted or transmitted to us in the form of photocopies, electronically or otherwise, and the authenticity and completeness of such originals;

(viii)	that the Sales Agreement constitutes legal, valid and binding obligations of each of the parties thereto (other than the Company), enforceable in accordance with its terms under the laws to which it is subject;

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(ix)	the due capacity, power and authority of all parties thereto (other than the Company) to execute, deliver and perform their obligations under the Sales Agreement, and the due authorization, execution and delivery of the Sales Agreement by all parties thereto (other than the Company) including the due authorization of all signatories (other than the signatory for the Company);

(x)	that no Placement Shares shall be or have been offered to the public (aanbieden aan het publiek) in the European Union;

(xi)	the due incorporation and valid existence of the parties to the Sales Agreement (other than the Company) under the applicable law of their respective jurisdictions;

(xii)	that there is nothing in the laws of any jurisdiction other than the Netherlands which might preclude the entry into by the Company of the Sales Agreement which might affect the legality, validity, binding effect or enforceability of the Sales Agreement in accordance with its terms;

(xiii)	that the Deed of Incorporation, the Deed of Conversion and the Deed of Amendment are valid notarial deeds (notariële aktes), that the contents thereof are correct and complete, it being hereby confirmed that on the face of the Deed of Incorporation, the Deed of Conversion and the Deed of Amendment it does not appear that these deeds are not valid notarial deeds;

(xiv)	that the Articles of Association are in full force and effect as at the date hereof, it being hereby confirmed that on the face of the Articles of Association it does not appear that the Articles of Association are not in full force and effect as at the date hereof;

(xv)	that the Board Resolution and the Shareholder Resolution and the resolutions reflected therein are factually correct and in full force and effect as at the date hereof, that none of these resolutions have been or will be revoked, withdrawn or restated and that no resolutions have been or will be adopted to amend the contents of these resolutions;

(xvi)	that the Power of Attorney to the Company’s chief financial officer William Caragol is in full force and effect on the date hereof and was in full force and effect on the date of the execution of the Sales Agreement and that the Power of Attorney has not and will not been revoked, amended or withdrawn;

(xvii)	that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under Dutch law) in respect of the execution or performance of the Sales Agreement have been or will be duly obtained or made, as the case may be;

(xviii)	that no petition has been presented to nor order made by a court for the bankruptcy (faillissement) of the Company and that no resolution has been adopted concerning a statutory merger (juridische fusie) or division (splitsing) involving the Company as disappearing entity, or a voluntary liquidation (ontbinding) of the Company;

(xix)	that, at the date hereof, the information contained in the Extract truly and correctly reflects the position of the Company as mentioned therein;

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(xx)	that, at the date hereof and at the date of the issuance of the Placement Shares, the parties to the Sales Agreement are:

a)	not included on the consolidated list of persons, groups and entities subject to EU financial sanctions (the “Sanctions List”);

b)	not subject to the restrictive measures deriving from Council Regulation (EU) 2022/262 and Council Decision (CFSP) 2022/264, issued by the Council of the European Union on 23 February 2022, in view of Russia’s actions destabilising the situation in Ukraine;

c)	not subject to the restrictive measures deriving from Council Regulation (EU) 2022/334 and Council Decision (CFSP) 2022/335, issued by the Council of the European Union on 28 February 2022, in view of Russia’s actions destabilising the situation in Ukraine;

d)	not subject to the restrictive measures deriving from Council Regulation (EU) 2022/428 and Council Decision (CFSP) 2022/430, issued by the Council of the European Union on 15 March 2022, in view of Russia’s actions destabilising the situation in Ukraine; and

e)	not subject to any other restrictive measures issued by the Council of the European Union, in view of Russia’s actions destabilising the situation in Ukraine;

(xxi)	that, at the date hereof, the directors of the Company are not subject to a director’s disqualification (civielrechtelijk bestuursverbod) under Dutch law, which assumption is supported by the confirmations of the directors of the Company in the Board Resolution; and

(xxii)	that the Company has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surséance verleend), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021 amending Regulation (EU) 2015/848 on insolvency proceedings to replace its Annexes A and B, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time, and no trustee (curator), administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or any of its respective assets.

In support of the assumptions under (xix) and (xxii) we have carried out the following investigations. Today we have obtained a confirmation through http://www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register that the Company is not registered as being subject to insolvency proceedings. The Trade Register has confirmed to us by telephone today at 11:11 CET that the Company has not been dissolved at the initiative of the Dutch Chamber of Commerce and that no resolution to dissolve, merge (juridisch fuseren) or demerge (splitsen) the Company was filed. In the same telephone call, the official of the Trade Register confirmed to us that no amendments in the registration of the Company occurred in the period from the provision of the Extract to us through the date and time of the telephone call. Moreover, in support of the assumption under (xx) sub (a) we have carried out an online search today at 11:15 CET through https://webgate.ec.europa.eu/europeaid/fsd/fsf showing that the Company is not included on the Sanctions List. We have not investigated any matter that is the subject of an assumption made in this legal opinion other than as set forth herein.

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We express no opinion as to any law other than Dutch law in force at the date hereof as applied and interpreted according to present duly published case law of the Dutch courts. In this opinion “the Netherlands” means the European part of the Kingdom of the Netherlands and Dutch law means the law directly applicable in the Netherlands. No opinion is rendered with respect to any matters of fact, anti-trust law, market abuse, equal treatment of shareholders, financial assistance, tax law, or the laws of the European Communities, to the extent not or not fully implemented in Dutch law.

In this legal opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. Where indicated in italics, Dutch equivalents of these English terms have been given for the purpose of clarification. The Dutch concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under Dutch law and this legal opinion should be read and understood accordingly.

This legal opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matter not specifically referred to. Nothing in this legal opinion should be taken as expressing an opinion in respect of the factual accuracy of any representations or warranties, or other information, contained in any document, referred to herein or examined in connection with this legal opinion, except as expressly stated otherwise. For the purpose hereof, we have assumed such accuracy.

Based upon the foregoing (including, without limitation, the documents and the assumptions set out above) and subject to the qualifications set out below and any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

(1)	The Company has been duly incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and is validly existing as a public company with limited liability (naamloze vennootschap) under Dutch law. The Company has the corporate power and authority to conduct its business as described in the Prospectus Supplement.

(2)	When issued, the Placement Shares will have been validly issued, fully paid and will be non-assessable.

(3)	The Company has the corporate power and corporate authority to enter into and to perform its obligations under the Sales Agreement.

(4)	The Company has taken all corporate action required by the Articles of Association to authorize the entry into by the Company of the Sales Agreement and the performance by the Company of its obligations under the Sales Agreement.

(5)	The entry by the Company into the Sales Agreement, and the performance by the Company of its obligations under the Sales Agreement, will not in itself conflict with or result in a breach of or violation under the Articles of Association.

(6)	The Sales Agreement has been duly signed on behalf of the Company.

(7)	The ‘Description of Capital Stock’ in the Prospectus Supplement, insofar as it purports to constitute a description or summary of Dutch law or the Articles of Association, and taking into account the recent updates filed with the United States Securities and Exchange Commission that are deemed to be incorporated by reference, is correct.

(8)	The issuances of the Placement Shares are not subject to any preemptive rights, rights of first refusal or similar rights of any security of the Company other than those that have been duly waived.

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The opinions and confirmation expressed above are subject to the following qualifications:

(A)	The rights and obligations of the parties under the Sales Agreement and the enforcement thereof are, to the extent that Dutch law applies, subject to the principle of reasonableness and fairness (redelijkheid en billijkheid), which under Dutch law governs the relationship between the parties to an agreement and which, in certain circumstances, may limit or preclude the reliance on, or enforcement of, contractual terms and provisions. In addition, the rights and obligations of the parties under the Sales Agreement and the enforcement thereof are, to the extent that Dutch law applies, subject to the provisions of Dutch law regarding the improper use of rights (misbruik van recht), which, in certain circumstances, may limit or preclude the reliance on, or enforcement of, contractual terms and provisions.

(B)	An agreement to submit disputes to a court other than a Dutch court as expressed in the Sales Agreement does not prohibit the Company from asking a competent court in the Netherlands for a provision to secure its rights (maatregel tot bewaring van recht) or under certain circumstances, ask such competent court to provide for injunction relief (onmiddellijke voorziening bij voorraad).

(C)	Enforcement in the Netherlands of foreign judgements is subject to the provisions of the Netherlands Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering).

(D)	The terms “enforceable”, “enforceability”, “valid”, “legal”, “binding” and “effective” (or any combination thereof), mean that the obligations assumed by the relevant party under the relevant document are of a type that Dutch law generally recognises and enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the Dutch courts will in any event be subject to:

(i)	the degree to which the relevant obligations are enforceable pursuant to the law by which they are governed (if other than Dutch law);

(ii)	the nature of the remedies available in the Dutch courts (and nothing in this opinion letter must be taken as indicating that specific performance or injunctive relief would be available as remedies for enforcement);

(iii)	the acceptance of such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere;

(iv)	prescription (verjaring) or limitation periods (vervalperioden) (within which suits, actions or proceedings must be brought); and

(v)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, duress, error, force majeure, unforeseen circumstances, misrepresentation, undue influence, abatement and counter-claim.

(E)	The opinions expressed above are subject to (i) any limitations arising from bankruptcy (faillissement), (provisional) suspension of payments ((voorlopige) surseance van betaling), fraudulent conveyance, or similar laws affecting the rights of creditors generally (including set off) in any relevant jurisdiction including but not limited to Sections 3:45 et seq. of the Dutch Civil Code and Sections 42 through 51 of the Dutch Bankruptcy Code (Faillissementswet) relating to fraudulent conveyance and (ii) any reconstruction, arrangement, compromise or private restructuring plan in connection with the Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet homologatie onderhands akkoord).

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(F)	A power of attorney (volmacht) or mandate (lastgeving) granted or issued by the Company will terminate by force of law and without any notice being required upon bankruptcy of the Company and will become ineffective upon a suspension of payments (surséance van betaling) being granted to the Company.

(G)	If a party to the Sales Agreement is controlled by or otherwise connected with a person, organization or country that is currently the subject of sanctions by the United Nations, the European Community or the Netherlands, implemented, effective or sanctioned in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet op de economische delicten) or the Financial Supervisory Act (Wet op het Financieel Toezicht) or is otherwise the target of any such sanctions, the obligations of that party may be unenforceable, void or otherwise affected.

(H)	The term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of these opinions, “non-assessable” means that a holder of a Placement Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Placement Share.

(I)	As of the date hereof, the nominal value of the Placement Shares amounts to EUR 0.40. At the annual general meeting of the Company held on 2 June 2025, it was approved to reduce the nominal value of each ordinary share in the capital of the Company from EUR 0.40 to EUR 0.01, without repayment. This amendment has not yet been effected.

This legal opinion is addressed solely to you and may not be disclosed in whole or in part to any person other than yourselves or your professional legal advisors, and as may be required by applicable law or regulation, without our prior written consent.

This legal opinion may not be relied upon by anyone than yourselves. This legal opinion may only be relied upon for the purpose of the Sales Agreement and under the express condition that:

(i)	any issues of interpretation or liability arising under this legal opinion will be governed exclusively by Dutch law and be brought exclusively before a Dutch court;

(ii)	this legal opinion is subject to acceptance of the limitation of liability as mentioned on the first page of this letter. Subject to its terms, our insurance policy provides for a maximum insured amount of EUR 100,000,000;

(iii)	we do not assume any obligation to notify or to inform you of any developments subsequent to the date hereof that might render its contents untrue or inaccurate in whole or in part at such time; and

(iv)	this legal opinion is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond our opinion expressly stated herein.

Yours faithfully,

/s/ CMS Derks Star Busmann N.V.

CMS Derks Star Busmann N.V.

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